ARLINGTON HOSPITALITY, INC.

                      2002 SHAREHOLDER MEETING PRESENTATION


SLIDE:  SAFE HARBOR RULE

(Slide omitted)

Before I begin the presentation on the Company, my attorney tells me that I must show you this slide regarding Safe Harbor. Please take a minute to read this.

Certain of the following comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created thereby. Please refer to the Company's SEC filings for discussion of certain important factors that relate to the forward-looking statements contained in this presentation. Although the Company believes that the expectations reflected in any such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

SLIDE:  MIKE, JIM, PAUL, & RICK

(Slide omitted)

Arlington Hospitality, Inc. is a Company made of people. And like any great organization, we are extremely fortunate to have some excellent people leading your Company. Today, you will have the opportunity to hear from a few of these people who drive your Company every day:

Mike Holtz - Chairman of the Board, President and CEO o Started with Arlington over 17 years ago in 1985.
     o Has over 25 years in the Hospitality Industry with a strong background in hotel operations, hotel development and hotel sales.

Jim Dale - Senior VP of Finance and CFO
     o    Started with Arlington eight years ago in 1994.
     o    A Certified Public Accountant.
     o He has over nine years of public accounting experience, where he was involved with:
          o    Initial and secondary public offerings
          o    Mergers and acquisitions
          o    Debt and equity restructurings
     o Jim is not just an accountant; he is an integral part of the overall management and strategic planning for your Company.

Paul Eskenazi - Senior VP of Construction o Started with Arlington 10 years ago in 1992.
     o    Designed and constructed over 100 hotels in the U.S.
     o Paul is a licensed architect in 26 states and stamps just about all of the Company's new construction drawings.


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     o    Paul is a licensed General Contractor in eight states.
     o He has a Masters Degree in Architecture from the University of Illinois.

Rick Gerhart - Senior VP of Hotel Operations
     o    Rick has over 30 years of experience in the Hospitality Industry.
     o    His background includes such notable companies as:
          o    Sr. VP of Operations with LaQuinta Inns
          o    Sr. VP of Operations with Remington Hotels
          o    Sr. VP of Operations with MOA Hospitality
     o Rick also has a long history in managing both new construction and conversion brand hotels.

We are extremely fortunate to have someone of Rick's caliber with Arlington Hospitality, Inc.

I am confident that as you hear from each of these talented individuals, you will conclude that we have a great depth of knowledge and experience within your Company, very capable of taking Arlington to the next level.

I will start off the presentation talking about the Company history and the overall industry.

SLIDE:  COMPANY HISTORY - STRATEGIC OVERVIEW

(Slide omitted)

This slide provides a brief overview of the Company's strategy:

         Company founded in 1984
         Develop, Own, Operate and Sell Hotels
         Limited Service / Mid-Market Segment
         Product Consistency / Product Quality

Arlington Hospitality, Inc. is a real estate ownership and development company.

Formerly known as Amerihost Properties, Inc., your Company was founded and went public in 1984.

We started in the hotel industry in 1987 when we opened our first hotel in Sullivan, Indiana. Our strategy at that time was to acquire and build small hotels in small towns. Focusing on the tertiary markets, very similar to a strategy by Wal-Mart at the time.

In 1989, we opened our very first AmeriHost Inn hotel in Athens, Ohio. Our new brand grew very quickly and well. By the year 2000, we grew the AmeriHost Inn hotel brand to 81 hotels in 17 states. Recognizing the VALUE that we created with the AmeriHost Inn hotel brand, Cendant Corporation, the world's largest

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franchiser of hotels, purchased the name and franchise rights to the AmeriHost
Inn brand from Arlington Hospitality. Today, Arlington Hospitality is Cendant's largest franchisee!

The Cendant deal crystallized our strategy of building and selling AmeriHost Inn hotels, providing incentives as we sell an owned hotel to a third party and an ongoing revenue stream from royalty fees. We'll talk more about the Cendant deal in a moment, but let me first talk about the hotel industry and where it's been and where it's heading.

SLIDE:  LODGING INDUSTRY PROFITABILITY

(Slide omitted)

This slide shows the lodging industry profitability from 1995 through 2002 (estimated) according to Smith Travel Research & Pricewaterhouse Coopers:

        1995     $8.5 billion
        1996     $12.5 billion
        1997     $17.0 billion
        1998     $20.9 billion
        1999     $22.0 billion
        2000     $22.5 billion
        2001     $16.7 billion
        2002     $17.2 billion (estimated)

As you can see from this slide, the overall lodging industry continued to grow in profitability reaching $22.5 billion in 2000, and according to Smith Travel Research, the hotel industry's leading research firm, was expected to grow that to $25.5 billion in 2001.

This was the case before 9/11/01. After the attack on our country, coupled with the economic recession that started earlier that year, the hotel industry along with many other industries suffered greatly. Lodging Industry profits fell to $16.7 billion in 2001 and are only expected to rebound slightly in 2002 to $17.2 billion according to Smith Travel Research.

The increase in projected profits in 2002 is primarily the result of a lower cost of capital and the reduction of operating expenses. All hotel companies tightened their belts in 2001 and worked diligently to eliminate any waste in the operations. You'll see later that Arlington Hospitality, Inc. followed in that same pattern.

SLIDE:  SUPPLY AND DEMAND

(Slide omitted)

The graph below charts the lodging industry room supply growth and room demand growth from 1995 through 2004 (estimated) according to Smith Travel Research and Pricewaterhouse Coopers:

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

                         1995     1996     1997    1998     1999     2000     2001 2002(e)  2003(e)  2004(e)

Supply growth            1.4%     2.4%     3.6%    4.2%     4.1%     3.0%     2.4%    1.6%     1.6%     1.5%
Demand growth            2.0%     2.2%     2.7%    3.1%     3.0%     3.4%   (3.4%)    2.0%     2.5%     3.1%

(e) estimated


In 2000, for the first time since 1995, increases in Demand began to outpace increases in Supply. During that year, Demand for the industry has increased by 3.4% while Supply increased only 3.0%.

In 2001, Supply continued to fall to a 2.4% increase but demand took a beating with the events of 9-11 and decreased 3.4%. This is the first time that Demand decreased since 1991.

The forecasts by Smith Travel are positive for 2002 as they expect Supply to continue to fall to a 1.6% increase and Demand to increase by 2.0%. This may sound more positive than it actually is. Remember, Demand decreased by 3.4% in 2001. That means that the industry hasn't recovered yet from the downturn of 2001 and is not expected to get back to 2000 numbers until 2003!

Smith Travel expects that increases in Supply will continue to fall behind the growth of Demand for the next several years as just about all financing sources have shied away from the lodging industry and what financing there is available is very expensive and requires significantly more equity.

SLIDE:  REVPAR GROWTH

(Slide omitted)

The following graph charts the lodging industry and AmeriHost Inn hotel annual RevPAR growth from 1995 through the first six months of 2002, according to Smith Travel Research and the Company:


                       1995       1996       1997       1998       1999       2000       2001    2002(a)

Industry               5.4%       6.3%       5.1%       3.5%       3.1%       4.6%     (6.9%)     (4.3%)
AmeriHost Inn         13.7%      14.5%       3.9%       9.4%       7.2%       5.9%     (2.1%)       5.0%

(a)  for the six months ended June 30, 2002.


The combination of average daily rates and occupancy is called RevPar. (Revenue Per Available Room). This term is widely used in the hotel industry to measure the overall growth of a Company or segment.

As you can see, except for 1997 RevPar growth of the owned AmeriHost Inn brand continues to outpace the industry for the past seven years. This is primarily the result of continued increases in occupancy for the AmeriHost Inn brand as compared to the overall lodging industry.

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RevPar performance is considered to be one of the leading indicators for the measurement of successful hotel operations.

SLIDE:  INDUSTRY OCCUPANCY VS. AMERIHOST

(Slide omitted)

The following graph charts the lodging industry and AmeriHost Inn hotel annual occupancy rates from 1997 through 2002 (estimated), according to Smith Travel Research and the Company:

                        1997      1998      1999      2000       2001    2002(e)

Industry               64.5%     63.8%     63.3%     61.0%      59.8%      59.6%
AmeriHost Inn          56.3%     57.6%     57.3%     59.1%      56.1%      60.9%

(e) estimated

As the brand was getting started, our occupancy levels were lower than the rest of the industry. This was primarily because of the "newness" of the brand and the fact that our name was not recognized by the majority of the traveling public. As the years went on, we continued to gain on the overall lodging industry in occupancy. This year, we are 8.6% higher in occupancy through June and this would equate to a projected occupancy of 60.9% for the full year 2002, higher than the projected 59.6% for the entire industry.

The occupancy numbers on this chart are for all AmeriHost Inn hotels open at least 13 months.

We have full confidence that the brand will continue to grow in awareness and occupancy as more hotels are built across the country.

SLIDE:  REVPAR ANALYSIS SINCE 9/01

(Slide omitted)

The following graph charts the lodging industry and AmeriHost Inn hotel monthly RevPAR growth from September 2001 through June 2002, according to Smith Travel Research and the Company:


                        09/01    10/01    11/01   12/01    01/02    02/02    03/02   04/02    05/02    06/02

Industry              (23.7%)  (17.7%)  (16.3%) (13.0%)  (13.2%)   (8.1%)  (10.1%)  (3.6%)   (5.2%)      n/a
AmeriHost Inn          (9.6%)   (0.6%)    5.2%    5.2%     5.9%     5.4%     2.6%    5.5%     4.9%     5.5%


As you can see from this chart, the AmeriHost Inn hotels owned and operated by Arlington Hospitality, Inc. quickly recovered from the events of 9-11. The AmeriHost Inn brand has consistently outpaced the industry in RevPar increases since this time. The AmeriHost Inn brand is up 5% so far this year.

With the slowdown of the overall economy since 2Q01, people appear to be vacationing closer to home. In addition, business travelers, what little there

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are, appear to be driving more and flying less. In addition, when they are traveling, it also appears that more of them are staying in limited service hotels. We are perfectly positioned as a Company to endure these difficult times in the lodging industry.

SLIDE:  OWNERSHIP PROFILE

(Slide omitted)

This slide provides the number of owned hotels as follows:

         AmeriHost Inn hotels:
              Consolidated                           54
              Minority                               11
         Total AmeriHost Inns                        65
         Other Brands                                12
         Total Properties (as of 8/15/02)            77

     Our ownership breakdown is as follows:

     o    AmeriHost Inn hotels..................65
     o    Other brands............................ 12

     TOTAL HOTELS TODAY..............  77


SLIDE:  STRATEGY FOR GROWTH

(Slide omitted)

This slide recaps the Company's strategy for growth:

              Develop Hotels
              Operate Hotels
              Sell Hotels
              Cendant Fees

Our primary strategies for the creation of shareholder value are as follows:

     First is the Development of new AmeriHost Inn Hotels:
          o    We develop wholly-owned hotels for our Company
          o    We develop Joint Venture hotels for ourselves with partners
          o    And we develop Hotels for third parties

         Because we develop and build only AmeriHost Inn hotels, we feel we can build them less expensively than anyone else. Through this segment of our business, we can create significant Value.

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         Secondly, we operate the wholly owned and joint venture hotels to create VALUE. That is realized when we sell the hotel to a buyer who is looking to purchase an ongoing business without going through new construction.

         This leads us to our third strategy.

         Once we sell the hotels, we unleash the inherent VALUE created in our development and Hotel operations segments that up to this point has been on our books at our cost. .

         Finally, with the Cendant agreement we can now realize the VALUE that we have created in the AmeriHost Inn brand. The development fees that Cendant pays to the Company upon the sale of an AmeriHost Inn hotel are significant and the on-going royalty sharing fees thereafter create significant earnings and cash flow for a period of 25 years.

SLIDE:  DEVELOPMENT MODEL

(Slide omitted)

This slide outlines the estimated profit from the development of an AmeriHost Inn hotel for a third party based on a typical 72-room hotel as follows:

                  Profit per Room                     $4,500
                  Overall Profit                    $324,000

Let us take a look at the development services fee models we have generated.

We have broken down the development service fee models into two different segments: third party turnkey development services and joint venture development. The first model demonstrates the anticipated profit for a third party turnkey development. As you can see, based on a 72-unit hotel, this type of development model can generate a $4,500 profit per room and an overall profit of $324,000. Under this scenario, since the Company has no ownership in the AmeriHost Inn hotel, it will not realize the development incentive fee from Cendant.

Your Company is aggressively marketing our development and construction services to third parties through the Cendant agreement, working closely with the franchise sales team at Cendant as well as supporting them in selling franchises. When Cendant sells a franchise, we have the opportunity to get our foot in the deal and get the development project. We will also receive a royalty sharing fee from this hotel upon its opening. A natural synergy and a win-win for both parties.

SLIDE:  JV DEVELOPMENT MODEL:

(Slide omitted)

This slide outlines the estimated profit from the development of an AmeriHost Inn hotel for a joint venture based on a typical 72-room hotel as follows:


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                  Profit per room                          $4,500
                       Less 25% deferral
                  Cash proceeds                          $324,000
                  Book profits                           $243,000

We have begun to increase the minimum number of rooms in the new hotels over the past couple of years. This helps distribute the overhead over more rooms and help to increase the profit margins for hotel operations. In addition, as we move further into secondary markets, there is a greater demand for more rooms in each hotel.

This model indicates the cash flow and book profits on a typical joint venture development. Assuming that we take back a 25% carried interest, our cash proceeds stay the same as a third party deal. However, because of our ownership interest, we must defer 25% of our development profit and instead recognize it as income over the next 39 years. As a result of this and other deferrals we will discuss, we currently have over $10 million in deferred income on the Company's books.

Different from third party developments, the Company can realize the Cendant development incentive fee when the joint venture sells the AmeriHost Inn hotel, as well as the ongoing royalty-sharing fee. Based on a 72-unit hotel, the development incentive fee from Cendant is estimated to be around $230,000.

These models demonstrate how we create VALUE in the development segment of your Company.

SLIDE:  HOTEL SALES MODEL -  100% OWNED

(Slide omitted)

This slide recaps the estimated book gain, cash proceeds and Cendant fees from the sale of a typical 100% owned AmeriHost Inn hotel as follows:

                  Profit per room                         $4,500
                  Book Gain                             $400,000
                  Cendant Fees                          $200,000

This is a hotel sales model that demonstrates the kinds of gains that can be achieved. On average, for each hotel sold, we have realized approximately $400,000 in book gain, $700,000 in cash proceeds and an additional $200,000 from the Cendant development incentive fees. These numbers are averages and are a guideline for the sale of any particular hotel. All of our hotels are for sale, with target sales prices determined for each hotel. The target sales prices are based on what's happening in the local market. Is there new competition coming to town? Is a major demand generator leaving town? Is the hotel at or close to its peak? These and many other factors are taken into consideration when selling a hotel.

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SLIDE:  HOTEL SALES MODEL - PMC LEASED HOTELS

(Slide omitted)

This slide recaps the estimated book gain, cash proceeds and Cendant fees from the sale of a PMC leased hotel as follows:

                  Book Gain                        $250,000
                  Cash Gain                        $150,000
                  Cendant Fees                     $200,000

As you might recall, we sold 30 hotels to PMC Commercial Trust and then leased them back. We don't own these hotels, but when PMC and your Company sells them, we typically realize a book gain of $250,000, cash proceeds of $150,000 (recorded as a commission on sale) and the Cendant development incentive fee of $200,000.

SLIDE:  HOTELS SOLD IN 2001

(Slide omitted)

This slide recaps the book gain, cash proceeds, and Cendant fees the Company realized in 2001 from the sale of nine AmeriHost Inn hotels as follows:

                  Book Gain                      $4.2 million
                  Cash Gain                      $5.4 million
                  Cendant Fees                   $1.6 million

In 2001, we sold nine hotels, even though economic conditions were very poor. As a result of these sales, your Company realized a book gain of $4.2 million and cash proceeds of $5.4 million. In addition, we received cash from Cendant for development incentive fees of approximately $1.6 million. Of course, because of accounting standards, we are not able to book the Cendant development incentive fees as income when we receive the cash. We actually recognize the development incentive fees as income over a period of 76 months.

SLIDE:  HOTELS SOLD TO DATE:

(Slide omitted)

This slide recaps the average room revenue multiple, the capitalization rate, and adjusted capitalization rate for the 22 AmeriHost Inn hotels sold to date as follows:

                  Multiple of Room Revenue                 3.31
                  Cap Rate                                 7.98%
                  Adjusted Cap Rate                       10.56%

To date, we have sold 22 AmeriHost Inn hotels, at an average multiple of 3.31 times trailing 12-month room revenue.

This equates to a cap rate of 7.98% of our trailing twelve-month net operating income.


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Our typical buyer is an owner/operator who will operate the hotel differently than the Company. When they make certain operational adjustments to the net operating income, the adjusted cap rate is usually around 11%.

A testimonial to how well this sales process works for your Company is that 50% of our buyers to date have been repeat customers.

SLIDE:  SALE OF AMERIHOST INN HOTELS:

(Slide omitted)

This slide shows the total annual book income and cash proceeds (in millions) from the sale of AmeriHost Inn hotels from 1999 through 2001 as follows:

                                 1999             2000              2001

Book income                      $1.4             $1.9              $4.2
Cash proceeds                    $2.2             $2.8              $5.4

As you can see from this chart, since we started our strategy of building and selling, we continually gain momentum, even in the difficult times the industry is now facing.

SLIDE:  AMERIHOST INN LOGO

(Slide omitted)

This slide contains the AmeriHost Inn logo.

The Consistency of product has been one of the driving forces of the Brand identity of AmeriHost Inn. Our goal is to ensure that we earn our guest's confidence in the quality of product, the level of amenities and in our customer service.

Most hotel Brands fail to CONSISTENTLY meet their customer's expectations. Too often they fail to make the commitment to deliver the necessary level of service at each and every location.

Arlington Hospitality and Cendant's goal was to replicate the early successes of AmeriHost Inns. The goal was to do as good job in delivering consistency in a hotel brand as many of the restaurant chains have done in delivering consistency in their businesses.

Arlington Hospitality partnering with Cendant is committed to growing the AmeriHost Brand through new development and not as a conversion brand.

SLIDE: INDOOR POOL

(Slide omitted)

This slide contains a picture of the typical AmeriHost Inn indoor pool area.


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The indoor pool is our Signature Item. Every AmeriHost Inn hotel features a large indoor pool area with a whirlpool and exercise room. The pool is an amenity enjoyed by our corporate guests during the week and by our leisure guests on weekends, holidays and on their summer vacations. In many of our markets we are the only hotels with an indoor pool. In some markets we may have the only indoor pool in the county. In the Midwest this is a competitive advantage in the spring, fall and winter months.

SLIDE:  WHIRLPOOL SUITES

(Slide omitted)

This slide contains a picture of a typical AmeriHost Inn whirlpool suite.

Another selling feature in our hotels is our individual whirlpool suites. Our present prototype calls for 10-15% of the total guestrooms to be built as Suites. Each suite features a large individual whirlpool, large white robes, oversized bath towels, and a refrigerator and microwave. In addition complimentary soda, water and popcorn is provided.

The purpose of the suites is to provide an opportunity to offer our guests an upgraded room and an additional opportunity to improve our Average Daily Room Rate.

For example in a typical 60 room hotel... By selling a suite for about $99 per night the Average Daily Rate will be impacted by almost a $1.00. Doesn't sound like much...until you consider that Arlington Hospitality will rent in excess of
1.2 million room nights this year. Every $1.00 in room rate will generate about $1.2 million in room revenues and about $1 million in pretax income.

That is significant!

We have talked about the product, now let's talk about the Marketing of the Brand.

People do business with people that they know and that they like. Our focus is to become part of the communities in which we do business. It is not unusual for our General Managers to be involved in SEVERAL BUSINESS AND SOCIAL ORGANIZATIONS in their hometowns. This involvement helps to build the relationships that are so important to our success. We direct our general managers to be part of the community. We want to be the Hometown Hotel.

If we've done our jobs right whether it is through the Teacher of the Year program or the Toys for Tots participation, the local business community will know our hotel and our General Manager. This is the core of our marketing efforts and will continue to be going forward. However, there is more that we are doing in order to attract more business to our hotels.

SLIDE:  SELLING THE BRAND

(Slide omitted)

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This slide recaps some key marketing strategies for the AmeriHost Inn brand as follows:

                  Full Power of Cendant Marketing Expertise
                  Commitment Plus 100% Satisfaction Guarantee
                  Absolute Product Consistency - McDonald's Concept Web Site - Book Reservations Online
                                 www.amerihostinn.com
                                 --------------------

In addition to our local sales and marketing efforts, we also now benefit from the association with Cendant Corporation.

Cendant is the world's largest franchiser and a powerful force in the hotel industry.

The 100% Commitment Plus guarantee program insures that every hotel will provide the best product and the best service or the guest will not have to pay for his room.

The Absolute consistency of product at every location will allow us to be successful. As long as we continue to exceed our guest's expectations our opportunity for success will continue.

In addition, ongoing GMT and field training programs are focused on developing the sales skills of our General Managers.

Finally, the Internet Reservation World is growing quickly and is part of our overall strategy. The AmeriHost web site is our fastest growing source of reservations. Last year we booked over $900,000 in room revenue on the Internet. This year the bookings are up substantially. In fact through the first 6 months of 2002 we have already booked over $900,000 in room revenue, or about the same as of all of 2001.

Cendant's Best Rate Guarantee Program will ensure that AmeriHost customers will continue to utilize the AmeriHost Inn website.

We expect to see these results continue to grow for the next several years.

SLIDE:  OPERATIONS PERFORMANCE FOR 2000

(Slide omitted)

This slide contains an analysis of the hotel operations performance for 2000 as follows:

                  Net Loss                       ($2,625,164)
                  + Depreciation                   5,607,813
                  + Management Fees                4,191,195
                  + Intercompany                   1,001,164
                  - FF&E Reserve                  (1,731,754)

                  Net Cash Flow                   $5,443,251

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I think that it's important that we look at our hotel operations segment as one large segment comprised of our management services, employee leasing and hotel operating results so that you can get a "big picture" perspective of our hotel operations segment. These numbers include all Company owned hotels, and are not adjusted for joint venture deals. This is intended to show you how much profit or loss and cash flow are realized in this segment.

We recorded a net loss of $2.6 million in 2000. However, we generated over $5.4 million in cash flow from those hotels. What's more important, book profits or cash flow?

SLIDE:  OPERATIONS PERFORMANCE FOR 2001

(Slide omitted)

This slide contains an analysis of the hotel operations performance for 2001 as follows:

                  Net Loss                       ($5,644,306)
                  + Depreciation                   6,107,362
                  + Management Fees                4,206,203
                  + Intercompany                     769,415
                  - FF&E Reserve                  (1,739,420)

                  Net Cash Flow                   $3,699,254

For 2001 we recorded a net loss of $5.6 million in these hotels. However, we generated $3.7 million in cash flow. As you can see, our hotel operations are cash flow positive, even though we are recording a "book" loss in this segment.

The most important item to note is that with our operations segment we create VALUE in our wholly-owned properties, which is realized when the hotel is sold.

SLIDE: THE CENDANT DEAL RECAP

(Slide omitted)

This slide recaps the Cendant transaction as follows:

                  Payment on sale of hotels that franchise with Cendant Payment of % of royalty stream for the next 25 years Preferred manager and developer agreements
                  Preferred franchise agreements

In 2000, we sold the name and franchising rights of the AmeriHost Inn hotel brand to Cendant. In addition to preferred franchise agreements and the preferred developer agreement Paul mentioned, there are two significant revenue sources from this transaction: the development incentive fee and the royalty sharing fee.

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SLIDE:  THE CENDANT DEAL -- A DEVELOPMENT INCENTIVE FEE

(Slide omitted)
-

This slide summarizes the details of the development incentive fee from Cendant as follows:

                  AH will receive a fee every time we sell an AmeriHost In hotel and the buyer executes a franchise agreement with Cendant.

                  This agreement is for 15 years and is limited to 370 hotels.

Arlington Hospitality will receive a development incentive fee from Cendant every time we sell an AmeriHost Inn hotel and the buyer continues to operate the AmeriHost Inn under a franchise agreement with Cendant.

The fee is based on historical revenues if the hotel is older than 18 months. If open less than 18 months, the fee is determined based on the number of rooms in the hotel.

The concept behind this fee structure was that we wanted to realize the value of the brand over time. In particular, we know the strength of Cendant and we wanted to be able to ride on their coat tails through the development of the brand. Therefore, we negotiated the transaction to realize significant benefits to Arlington Hospitality as we assist Cendant in growing the brand.

The development incentive fee will last for a period of 15 years, up to a maximum of 370 hotels.

If, in fact, we were able to sell 370 hotels over that period of time, the fees to Arlington Hospitality could exceed $75 million dollars!

However, Cendant wanted the Company to remain a significant franchisee, therefore, there is a caveat to this part of the deal that would prohibit the mass sale of hotels. In accordance with our agreement, we can sell up to 8 hotels per year and receive the fee. This limit is increased only if the Company opens newly constructed AmeriHost Inn hotels. For instance, if we open four hotels, then we can sell a total of 12 for that year. This number is cumulative, meaning that if we don't sell them within the year, we can carry the extras over to the following years. In essence, Cendant is giving us an incentive to continue to develop new AmeriHost Inn hotels and wanted to prevent us from selling off our owned hotels in a short period of time. We can still sell the hotels faster; however, we will not be entitled to the development incentive fee from Cendant.

SLIDE:  CENDANT DEVELOPMENT INCENTIVE FEE ACCOUNTING

(Slide omitted)

This slide summarizes the accounting for the Cendant development incentive fee the Company receives upon the sale of an AmeriHost Inn hotel. Based on a typical 60 room hotel, cash flow and book profit is estimated as follows:

                  Cash Flow per Hotel                  $200,000
                  Book Profit                               $ 0

For book purposes, the development incentive fee is deferred and recognized over 76 months from the date of sale.

This slide shows how the accounting is currently done for this portion of the Cendant fees. As Paul mentioned, although we receive about $200,000 in cash from each hotel sale we cannot recognize the revenue for book purposes. Instead, these fees are reflected as deferred income on our balance sheet and recognized as income over the next 76 months.

SLIDE:  THE CENDANT DEAL - ROYALTY SHARING FEE

(Slide omitted)

This slide summarizes the details of the royalty sharing fee from Cendant as follows:

                  Agreement lasts for 25 years
                  AH will receive a percent of all royalty fees paid to Cendant for the AmeriHost Inn brand.

The royalty sharing fee is payable to Arlington Hospitality quarterly, as a percentage of all of the royalties received by Cendant from all of the AmeriHost Inn hotels in the franchise system.

This fee has the potential to grow into a very significant revenue stream for the Company. This revenue stream should continue to grow each year as Cendant adds additional franchisees to the brand. Cendant has a strong history of growing hotel brands. Within 7 years of buying Super 8, Cendant added nearly 1,400 franchisees to that brand. That's an average of about 195 hotels per year!

While we cannot release the exact royalty sharing percentage that Cendant will pay the Company, it is significant.

SLIDE:  CENDANT ROYALTY SHARING GRAPH

(Slide omitted)

This graph provides the quarterly amounts received for the Cendant royalty sharing fees as follows (in thousands):

                  1Q01                      $14.1
                  2Q01                      $16.2
                  3Q01                      $18.2
                  4Q01                      $36.7
                  1Q02                      $37.0


As you can see, the royalty sharing fees have grown each quarter. While we are receiving about $40,000 per quarter at this time, the value of this part of the

Cendant agreement can be worth tens of millions. Let's look at what kind of impact this will have on your Company.

SLIDE:  CENDANT ROYALTY SHARING MODEL

(Slide omitted)

The following chart expands on the AmeriHost Inn development model as it relates to the on-going royalty payments from the Cendant deal. Assuming Arlington Hospitality, Inc. receives royalty sharing payments of $9,500 per AmeriHost Inn hotel per year, the Company would receive the following amounts annually based on the number of franchisees indicated:

              100 franchisees                   $   950,000
              250 franchisees                   $ 2,375,000
              500 franchisees                   $ 4,750,000

The fees are projected based on an average size hotel of 72 rooms operating at about 61% occupancy.

Let's assume that Arlington receives $9,500 per year from each AmeriHost Inn hotel in the franchise system.

100 hotels @ $9,500/year.................$950,000 per year

250 hotels @ $9,500/year.................$2,375,000  per year

500 hotels @ $9,500/year.................$4,750,000 per year

Remember this portion of the agreement lasts for a period of 25 years! As you can easily see, we are very anxious to help grow the AmeriHost Inn hotel brand any way we can.

The best part of the royalty sharing fee is that we don't have to do anything to get this money. Arlington Hospitality will incur no ongoing expenses for this benefit.

The Cendant deal is very important to the Company; the objectives of each of the other segments of the Company are focused on maximizing the Cendant deal.

Now let's take a look at some of the financial results for 2001.

SLIDE: CONSOLIDATED REVENUES

(Slide omitted)

This slide shows the Company's consolidated revenues for the years 1997 through 2001 as follows:

                               1997       1998       1999       2000       2001

Consolidated revenue          $62.7      $68.6      $76.1      $76.2      $76.8

The year 2001 was a record year for the Company in terms of revenues. Total revenues increased to $76.8 million in 2001, up slightly from 2000.

Our strategy of building and selling hotels probably won't impact total revenues to any great degree. In fact, based on the timing of the sales and the openings, revenues will be very difficult to predict in this segment of the business.

Because of this strategy, growth in total revenues may not be a very good means to measure the growth of Arlington Hospitality. I suggest that you measure the Company based on Cash Flow.

SLIDE:  CASH FLOW PER SHARE

(Slide omitted)

This slide shows the Company's cash flow, defined as net income plus depreciation and amortization, per share from 1997 to 2001 as follows:

                             1997       1998       1999       2000       2001

Cash flow per share         $0.54      $0.66      $0.81      $1.62      $1.05

The Company's cash flow per share, defined as net income plus depreciation and amortization, has nearly doubled over the past five years. Even if you exclude the gain from the Cendant transaction in 2000, cash flow per share has increased steadily from $0.54 per share in 1997 to $1.05 per share in 2001. That means that we are currently trading at only about 3-3 1/2 times cash flow. Historically, lodging stocks trade at around eight to twelve times cash flow.

SLIDE:  EARNINGS PER SHARE

(Slide omitted)

This slide shows the Company's earnings per share from 1997 through 2001 as follows:

                            1997        1998        1999        2000        2001

Earnings per share         $0.19     $(0.45)       $0.02       $1.74       $0.13

After a record year of earnings in 2000, the economy, the events of 9-11 and the accounting treatment of the development incentive fees significantly affected our EPS for 2001. Even with these factors, Arlington Hospitality, Inc. was able to report EPS of $.13.

If, in fact, the development incentive fees received from Cendant were recorded as revenue, our EPS for the year 2001 would have more than doubled.

SLIDE:  OPERATING INCOME:

(Slide omitted)

This slide shows the Company's operating income from 1997 through 2001 as follows (in millions):

                             1997        1998        1999        2000       2001

Operating income             $2.0        $3.1        $4.8        $4.7       $5.6

As you can see from this slide, Operating Income has nearly tripled over the past five years increasing from $2.0 million in 1997 to $5.6 million in 2001. As we move forward, operating income may also be a good measurement tool to gauge the success of management in implementing the Company's strategies.

SLIDE:  L/T DEBT TO EQUITY

(Slide omitted)

This slide shows the Company's long-term debt to equity ratio from 1997 through 2001 as follows:

                              1997       1998       1999       2000        2001
Long-term debt
     to equity ratio          2.73       2.34       2.41       2.04        2.65

As we continue with the strategy of building and selling hotels, it will be important to make sure that our financial ratios are in sound condition.

Our long-term debt to equity is now a little over 2.5 times. Our objective will be to move the debt to equity ratio under 2.0. We feel that a 2.0 times relationship of debt to equity is optimal in today's environment.

As an important note, we include the deferred income as part of equity since we have already received the cash for that income. It has been recorded as deferred income in accordance with the accounting standards.

SLIDE:  EQUITY PER SHARE

(Slide omitted)

This slide shows the Company's equity plus deferred income per share from 1995 through 2001 as follows:


                               1995     1996     1997     1998     1999     2000     2001

 Equity plus deferred
 Income per share            $3.00    $3.57    $3.62    $5.17    $5.67    $6.13    $6.26


Equity per share is over $6.00 as the Company continues to drive profits to the bottom line.

As you have seen in today's presentation, we have very specific strategies to continue to move the Earnings per Share and the Cash Flow in the right direction. We are convinced that once Arlington Hospitality shows a couple of strong years of earnings, the market will recognize this and reflect those trends in our stock price.

SLIDE:  THE BOARD OF DIRECTORS

(Slide omitted)

The Board of Directors consists of the following:

                           Seven Member Board:
                                    Audit Committee
                                    Compensation Committee
                                    Corporate Governance Committee

Let me take just a few minutes and talk with you about your Board of Directors. I can honestly say that I have been privileged to have served with such a diverse and dedicated group of individuals. Historically, we have had six directors elected to lead your Company. Today, we have increased that number to seven in our effort to continually improve the talent and diversity of your Board. Over the past three years, we have added three new names to your Board. The Board currently has three working committees:

         AUDIT COMMITTEE: This has certainly been the most active committee for the Company over the past year. It is very time consuming and challenging to keep pace with the general concerns of the accounting industry. They have taken great strides to assure that the accounting practices of your Company are above reproach. Led by its Chairman, Russell Cerqua, and its members Jon Haahr and Tom Romano, this is certainly the model that we would like all other committees to attain. If there is one thing that you can be assured of, we have NO accounting issues. It is your Board and in particular the Audit Committee, that makes sure we are in total compliance with generally accepted accounting principles with the guidance of our outside audit firm, KPMG. The engagement partner from KPMG, Kapila Anand, is here with us today. Kapila is KPMG's National Director of Hospitality Assurance Services.

         THE COMPENSATION COMMITTEE: The chairman of this committee is Dr. Dayan and its other member is Jon Haahr. This committee had limited compensation issues this past year, as there were no significant changes to the existing employment agreements. The most important piece of business this past year was to put together a "Succession Plan" for the position of President and CEO.

         THE CORPORATE GOVERNANCE COMMITTEE: Formerly known as the Director Affairs Committee, this has been inactive for the past year to 18 months. Designed initially to review potential Board members and to make recommendations to the Board, this committee is now designed and poised to lead the Company in its responsibility to its shareholders in the area of Corporate Governance.

SLIDE:  THE CORPORATE GOVERNANCE COMMITTEE

(Slide omitted)

This slide summarizes the responsibilities of the Corporate Governance Committee as follows:

              Review related party transactions by the Company Evaluate new Board members Review each Board member yearly Review related party transactions within the Board

The Corporate Governance Committee of the Board, composed entirely of independent directors, is now responsible for:

              I. Reviewing all related-party transactions involving the Company.

              II. Evaluation and nomination of all prospective Board members.

              III. Review all disclosed related party transactions between Board members.

              IV. Create and monitor the performance review process for each of the Board members. The performance reviews will be conducted on an annual basis in accordance with the format designed by this committee. The results of the reviews will be distributed to all Board members for their review and consideration.

         This Committee will be required to meet at least four times per year. Any current Board member, excluding employees of the Company, will be deemed to be independent until December 31, 2004, at which time they must qualify under all of these provisions. These provisions are consistent with those issued by NASDAQ and CalPERS.

SLIDE:  CHANGES IN THE BY-LAWS

(Slide omitted)

This slide recaps the changes made to the Company's by-laws regarding corporate governance as follows:

                Two-thirds of Board must be independent
                At least one-half of vote must be independent
                Madepart of the By-Laws of the Company
                Changes made by Shareholders or two-thirds of Board members

Your Board has modified its By-Laws to incorporate the following provisions:

    1.   At least 2/3rd of the Board members must be independent.
    2. At least one-half of the votes on any issue must be from independent directors in order to be approved.
    3.   The Board has determined the definition of Independence.
    4.   Committees are defined with specific responsibilities.
    5.   Requirements were set forth as to the minimum number of meetings.

Finally, let me review with you the compensation for the Board members. The Board has always been extremely cost conscious when incurring Company expenses. The compensation of the Board is comprised of a modest monthly fee, and stock options, most of which vest only if the Company meets Board approved financial objectives. We have never repriced options for the Board or for management, and no Board member or management person has any loans with the Company. The only related party transactions now in place are with Dr. Dayan, a long time investor with the Company. In addition, nobody in the Company, from the Board members to any associate, fly first class or even business class. It's very obvious to me that your Board of Directors has served the Company well for the last several years.

SLIDE:  STOCK PERFORMANCE TO PEER GROUP

(Slide omitted)

This slide compares the Company's relative stock price to its peer group as follows:


                                  1996       1997       1998       1999       2000       2001     2002 (a)

Arlington Hospitality, Inc.      100.0       92.0       61.0       54.0       50.0       34.0       57.0
Wyndham Hotels                   100.0      140.0       30.0       16.0       10.0        3.0        6.0
Buckhead America                 100.0      110.0       74.0       86.0       56.0       16.0        5.0
Prime Hospitality, Inc.          100.0      126.0       67.0       55.0       72.0       69.0       81.0
LaQuinta                         100.0      147.0       72.0       32.0       15.0       33.0       42.0
John Q. Hammons                  100.0      104.0       43.0       45.0       70.0       67.0       71.0



While not an excuse for poor stock performance, I think is would be wise to compare your Company's stock performance to that of our peer group. In this analysis, I have chosen the following companies and tracked their relative stock performance over the past five years.

They are: Prime Hospitality, Wyndam Hotels, Buckhead America, LaQuinta Inns, and John Q Hammons Hotels. As you can see, none of us have performed very well over the past five years. If there is any consolation in this graph, it does show that your Company is performing to the upper end of this group in terms of performance.

SLIDE:  COMPELLING REASONS TO OWN HOST

(Slide omitted)

This slide recaps the four most compelling reasons to own the Company's stock as follows:

              The Cendant transaction
              Off Balance Sheet Value
              Strong Cash Flow
              Management Expertise

I give you four compelling reasons why Arlington is a great stock to own:

     1. THE CENDANT TRANSACTION. Not only has this deal provided Arlington with a stimulus in the short term, its long-term benefits may likely to significantly exceed the existing market cap of this Company! The market has not seen the dramatic value that this one transaction can do for your Company.

     2. OFF BALANCE SHEET VALUE. Our assets are based on the cost, less the depreciation we have taken over the years. By taking today's values on these assets, we feel that we have well over $50 million in VALUE created in the assets that is not on our balance sheet. This alone is over $9.00 per share pre-tax!

     3. STRONG CASH FLOW: Cash flow per share was $1.05 in 2001. With a stock price of $3.50, that's a 30% return!!! This is down from 2000 when the cash flow per share was $1.62.

     4. EXCELLENT MANAGEMENT TEAM: Your Company has been blessed with the finest group of leaders in the hospitality industry. With Rick Gerhart leading the hotel operations segment, to Paul Eskenazi in the development and construction segment, and Jim Dale in Finance and Accounting, along with many other very talented, dedicated, and hard working associates, Arlington Hospitality, Inc. is poised to have strong successes in the years to come.

In closing, I would like to thank each of our shareholders, associates in the Company, and our many partners for your support and confidence you have shared with me in the 17 years I have been with Arlington Hospitality, Inc. I am deeply honored to have had the opportunity to work with each of you over the years. Arlington Hospitality, Inc. is a great Company, has a great group of associates and has an extremely bright future.

Thank you for your time and attention.

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